Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Pharmasset, Inc.

We have audited the accompanying balance sheets of Pharmasset, Inc. (the “Company”) as of September 30, 2011 and 2010, and the related statements of operations and comprehensive net loss, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pharmasset, Inc. as of September 30, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2011 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Pharmasset Inc.’s internal control over financial reporting as of September 30, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated November 14, 2011 expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 14, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Pharmasset, Inc.

We have audited Pharmasset, Inc.’s (the “Company”) internal control over financial reporting as of September 30, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Pharmasset, Inc. maintained, in all material respects, effective internal control over financial reporting as of September 30, 2011, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets of Pharmasset, Inc. as of September 30, 2011 and 2010, and the related statements of operations and comprehensive net loss, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2011 and our report dated November 14, 2011 expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 14, 2011

PHARMASSET, INC.

BALANCE SHEETS

(in thousands, except par value, share and per share amounts)

	As of September 30,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$166,455	$127,081
Amounts due from collaboration partner	—	6
Prepaid expenses and other assets	3,528	718

Total current assets	169,983	127,805

EQUIPMENT AND LEASEHOLD IMPROVEMENTS:
Equipment	4,811	4,060
Leasehold improvements	1,837	1,837

	6,648	5,897
Less accumulated depreciation and amortization	(4,665)	(4,184)

Total equipment and leasehold improvements, net	1,983	1,713
Restricted cash	100	100
Other assets	139	143

Total	$172,205	$129,761

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$2,470	$8,705
Accounts payable	5,703	5,037
Accrued expenses	7,467	5,863
Deferred rent	28	25
Deferred revenue	633	985

Total current liabilities	16,301	20,615
Deferred rent	91	93
Deferred revenue	1,425	1,971
Long-term debt, net of discount of $13 and $150 as of September 30, 2011 and 2010, respectively	116	2,934

Total liabilities	17,933	25,613

Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value, 100,000,000 shares authorized, 75,556,036 and 68,087,796 shares issued and outstanding at September 30, 2011 and 2010, respectively	76	68
Warrants to purchase 254,496 shares of common stock for $6.03 per share at September 30, 2010	—	1,230
Additional paid-in capital	478,848	336,317
Accumulated deficit	(324,652)	(233,467)

Total stockholders’ equity	154,272	104,148

Total	$172,205	$129,761

See notes to financial statements.

PHARMASSET, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands except share and per share amounts)

	Years Ended September 30,
	2011	2010	2009
Revenues	$897	$1,020	$13,293

COSTS AND EXPENSES:
Research and development	75,850	48,261	52,552
General and administrative	16,651	16,458	13,365

Total costs and expenses	92,501	64,719	65,917

Operating loss	(91,604)	(63,699)	(52,624)
Investment income	15	8	221
Other income	489	—	—
Interest expense	(1,058)	(2,391)	(3,190)

Loss before income taxes	(92,158)	(66,082)	(55,593)
Provision (benefit) for income taxes	(973)	—	—

Net loss	$(91,185)	$(66,082)	$(55,593)

COMPREHENSIVE LOSS:
Net loss	$(91,185)	$(66,082)	$(55,593)
Unrealized gain on available-for-sale investments	—	—	3

Comprehensive loss	$(91,185)	$(66,082)	$(55,590)

NET LOSS PER SHARE:
Basic and diluted	$(1.25)	$(1.07)	$(1.05)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	72,776,981	61,909,966	52,959,064

See notes to financial statements.

PHARMASSET, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2011, 2010, AND 2009

(in thousands)

	Warrants		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE—September 30, 2008	232	$1,140	46,680	$46	$145,796	$(3)	$(111,792)	$35,187
Exercise of stock options	—	—	472	—	1,224	—	—	1,224
Stock compensation and restricted shares issued	—	—	28	—	4,562	—	—	4,562
Net proceeds from issuances of common stock	—	—	9,356	10	43,415	—	—	43,425
Unrealized gain on available-for-sale investments	—	—	—	—	—	3	—	3
Grant of warrants in connection with debt financing	22	90	—	—	—	—	—	90
Net loss	—	—	—	—	—	—	(55,593)	(55,593)

BALANCE—September 30, 2009	254	1,230	56,536	56	194,997	—	(167,385)	28,898
Exercise of stock options	—	—	508	—	1,895	—	—	1,895
Stock compensation and restricted shares issued	—	—	24	—	5,550	—	—	5,550
Net proceeds from issuances of common stock	—	—	11,020	12	133,875	—	—	133,887
Net loss	—	—	—	—	—	—	(66,082)	(66,082)

BALANCE—September 30, 2010	254	1,230	68,088	68	336,317	—	(233,467)	104,148
Exercise of stock options	—	—	1,658	2	10,143	—	—	10,145
Stock compensation and restricted shares issued	—	—	18	—	7,813	—	—	7,813
Net proceeds from issuance of common stock	—	—	5,590	6	123,345	—	—	123,351
Exercise of warrants	(254)	(1,230)	202	—	1,230	—	—	—
Net loss	—	—	—	—	—	—	(91,185)	(91,185)

BALANCE—September 30, 2011	—	$—	75,556	$76	$478,848	$—	$(324,652)	$154,272

See notes to financial statements.

PHARMASSET, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended September 30,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(91,185)	$(66,082)	$(55,593)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	598	532	498
Amortization	—	326	489
Non-cash stock compensation	7,813	5,550	4,562
Non-cash interest expense	166	395	544
Changes in operating assets and liabilities:
Amounts due from collaboration partner, prepaid expenses and other assets	(2,829)	1,257	348
Accounts payable	666	2,504	67
Accrued expenses	1,604	(1,813)	1,493
Deferred rent	1	38	(124)
Deferred revenue	(898)	(985)	(1,785)

Net cash used in operating activities	(84,064)	(58,278)	(49,501)

CASH FLOWS FROM INVESTING ACTIVITIES:
Maturity of short-term investments	—	—	500
Purchase of equipment and leasehold improvements	(868)	(540)	(251)
Restricted cash	—	—	(100)

Net cash (used in) provided by investing activities	(868)	(540)	149

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	—	—	3,333
Proceeds from exercise of stock options	10,145	1,895	1,224
Principal payments on long-term debt	(9,190)	(8,291)	(3,253)
Principal payments on capital lease obligations	—	—	(42)
Proceeds from issuance of common stock, net of issuance costs of $6,141, $7,128, and $2,092 paid during 2011, 2010 and 2009, respectively	123,351	133,887	43,425

Net cash provided by financing activities	124,306	127,491	44,687

Net increase (decrease) in cash and cash equivalents	39,374	68,673	(4,665)
Cash and cash equivalents—Beginning of period	127,081	58,408	63,073

Cash and cash equivalents—End of period	$166,455	$127,081	$58,408

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest	$892	$1,996	$2,646
Noncash transactions:
Unrealized gain on available-for-sale investments	$—	$—	$3
Value of warrants granted in connection with debt financing	$—	$—	$90
Value of warrants exercised by converting warrants into shares of common stock (“net issuance method”)	$1,230	$—	$—
Disposal of equipment (fully depreciated)	$117	$—	$—

See notes to financial statements.

PHARMASSET, INC.

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Pharmasset, Inc. is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. The Company’s primary focus is on the development of nucleoside/tide analogs as oral therapeutics for the treatment of chronic hepatitis C virus (“HCV”) infection. Nucleoside/tide analogs are a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication.

We currently have three clinical-stage product candidates advancing in clinical trials in various HCV populations as follows:

•

Our pyrimidine, PSI-7977, an unpartnered uracil nucleotide analog polymerase inhibitor, is initiating a pivotal Phase 3 program that currently consists of three interferon-free, 12-week studies in combination with ribavirin (“RBV”) in subjects with all HCV genotypes, and seven Phase 2 studies, including studies with shortened durations of interferon and interferon-free regimens, in subjects with all HCV genotypes.

•

Our purine, PSI-938, an unpartnered guanine nucleotide analog polymerase inhibitor, is currently being studied in QUANTUM, a Phase 2b interferon-free study evaluating multiple regimens of PSI-938 alone or in combination with PSI-7977 and/or RBV in subjects with all HCV genotypes.

•

Mericitabine (or RG7128), a nucleoside analog polymerase inhibitor, is currently in three Phase 2b studies and one interferon-free study being conducted through a strategic collaboration with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (“Roche”).

The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, product development risks, protection of proprietary intellectual property, compliance with government regulations, dependence on key personnel, the need to obtain additional financing, uncertainty of market acceptance of products, and product liability. (See Part I, Item 1A.—Risk Factors for additional information.)

Basis of Presentation—The Company was incorporated as Pharmasset, Inc. under the laws of Delaware on June 8, 2004. Management has evaluated subsequent events for disclosure or recognition in the accompanying financial statements up to the filing of this report.

Stock Split—Our board of directors declared a stock dividend to effect a two-for-one stock split. Holders of Pharmasset common stock at the close of business on August 22, 2011, the record date, received one additional share of common stock for every share of common stock they owned. The stock dividend was distributed at the close of business on August 31, 2011. All share and per share amounts have been restated for all periods presented to reflect the two-for-one stock split.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents represent cash and highly liquid investments with maturity dates of three months or less and consist primarily of mutual and/or money market funds.

Investments—The Company invests available cash primarily in mutual and money market funds, bank certificates of deposit and investment-grade commercial paper, corporate notes, and government securities. All investments are classified as available-for-sale and are carried at fair market value with unrealized gains and losses recorded in accumulated other comprehensive (loss) income. For purposes of determining realized gains and losses, the cost of securities sold is based on specific identification.

Deferred Offering Costs—Costs incurred in connection with an equity offering are deferred and, upon completion of the equity offering, are applied against the proceeds from the offering.

Deferred Financing Costs—Costs incurred in connection with debt offerings are deferred (and included in prepaid expenses and other current assets and other long-term assets on the balance sheet) and amortized as interest expense over the term of the related debt using the effective interest method. The amortization expense is included in interest expense in the statements of operations.

Equipment and Leasehold Improvements—Equipment and leasehold improvements are recorded at cost and are depreciated using the straight-line method over the following estimated useful lives of the assets: computer equipment—three years; laboratory and office equipment—seven years; and leasehold improvements—the lesser of the estimated life of the asset or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Capital expenditures which improve and extend the life of the related assets are capitalized.

Intangible Assets—Intangible assets are recorded at cost and are amortized on a straight-line basis over the estimated useful life. The estimated useful life is determined based upon a review of several factors including the nature of the asset, its expected use, length of the agreement and the period over which benefits are expected to be received from the use of the asset.

Impairment of Long-Lived Assets—The Company continually evaluates whether events or circumstances have occurred that indicate the estimated remaining useful lives of long-lived assets may require revision or that the carrying value of these assets may be impaired. To determine whether assets have been impaired, the estimated undiscounted future cash flows for the estimated remaining useful life of the respective assets are compared to the carrying value. To the extent that the undiscounted future cash flows are less than the carrying value, a new fair value of the asset is required to be determined. If such fair value is less than the current carrying value, the asset is written down to its estimated fair value.

Fair Value of Financial Instruments—The Company categorizes its financial assets based on the priority of the inputs to the valuation technique into a three-level fair value hierarchy as set forth below. The Company does not have any financial liabilities that are required to be measured at fair value on a recurring basis. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets recorded on the balance sheets are categorized as follows:

•

Level 1—Financial assets whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market which the company has the ability to access at the measurement date (examples include active exchange-traded equity securities and most U.S. Government and agency securities).

•

Level 2—Financial assets whose values are based on quoted market prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets.

•

Level 3—Financial assets whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset.

As of September 30, 2011 and 2010, the Company did not have any Level 2 or 3 financial assets and the Company’s Level 1 financial assets were as follows:

	Level 1
	September 30,
	2011	2010
	(in thousands)
Money Market Funds (invested in short-term U.S. Treasury Obligations)	$166,455	$127,081
Certificate of Deposit	100	100

Total	$166,555	$127,181

The Certificate of Deposit included above as of September 30, 2011 and 2010 is acting as cash collateral for a letter of credit that is in place to support a performance bond required to ensure payment of import duties on supplies used in the Company’s development programs, and is classified as Restricted Cash on the balance sheets as of September 30, 2011 and 2010.

Concentrations of Credit Risk, Suppliers, and Revenues—The Company’s financial instruments that potentially subject it to concentrations of credit risk are cash and cash equivalents and investments. The Company invests cash that is not currently being used in operations in accordance with its investment policy. The policy allows for the purchase of low-risk, investment grade debt securities issued by the United States government and very highly-rated banks and corporations, subject to certain concentration limits. The policy allows for maturities that are not longer than two years for individual securities and an average of one year for the portfolio as a whole.

The Company relies on certain materials used in its development process, some of which are procured from a single source. The failure of a supplier, including a subcontractor, to deliver on schedule could delay or interrupt the development process and thereby adversely affect the Company’s operating results.

During each of the years ended September 30, 2011, 2010 and 2009, the Company derived all of its revenues from one customer.

Revenue Recognition—The Company recognizes revenues when all of the following four criteria are present: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the fee is fixed or determinable; and collectability is reasonably assured.

The Company’s revenues are primarily related to its collaboration agreement with Roche. This agreement provides for various types of payments to the Company, including non-refundable upfront license fees, research and/or development payments, and milestone payments.

Where the Company has continuing performance obligations under the terms of a collaborative arrangement, non-refundable upfront license payments received upon contract signing are recorded as deferred revenue and recognized as revenue as the related activities are performed. The period over which these activities are to be performed is based upon management’s estimate of the development period. Changes in management’s estimate could change the period over which revenue is recognized. Research and/or development payments are recognized as revenues as the related research and/or development activities are performed and when the Company has no continuing performance obligations related to the research and development payment received.

Where the Company has no continuing involvement under a collaborative arrangement, the Company records nonrefundable license fee revenues when the Company has the contractual right to receive the payment, in accordance with the terms of the collaboration agreement, and records milestones upon appropriate notification to the Company of achievement of the milestones by the collaborative partner.

The Company recognizes revenue from milestone payments when earned, provided that (i) the milestone event is substantive and its achievability was not reasonably assured at the inception of the agreement and (ii) the Company does not have ongoing performance obligations related to the achievement of the milestone earned. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment (a) is commensurate with either the vendor’s performance to achieve the milestone or the enhancement of the value of the delivered item or items as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone, (b) relates solely to past performance, and (c) is reasonable relative to all of the deliverables and payment terms (including other potential milestone consideration) within the arrangement. Any amounts received under the agreement in advance of performance, if deemed substantive, are recorded as deferred revenue and recognized as revenue as the Company completes its performance obligations.

With regard to recognizing revenue for multiple deliverable revenue arrangements, each deliverable within a multiple-deliverable revenue arrangement is accounted for as a separate unit of accounting if both of the following criteria are met: (1) the delivered item or items have value to the customer on a standalone basis and (2) for an arrangement that includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in our control.

In addition, multiple deliverable revenue arrangement consideration is allocated at the inception of an arrangement to all deliverables using the relative selling price method. The Company also applies a selling price hierarchy for determining the selling price of a deliverable, which includes (1) vendor-specific objective evidence, if available, (2) third-party evidence, if vendor-specific objective evidence is not available, and (3) estimated selling price if neither vendor-specific nor third-party evidence is available.

Deferred revenue associated with a non-refundable payment received under a collaborative agreement that is terminated prior to its completion results in an immediate recognition of the deferred revenue.

Research and Development Expenses—Research and development expenses consist primarily of costs of clinical trials (including active pharmaceutical ingredients (“API”)), salaries and related personnel expenses, fees paid to external service providers, costs of preclinical studies, laboratory supplies, costs for facilities and equipment, and the costs of intangibles that are purchased from others for use in research and development activities, such as in-licensed product candidates, that have no alternative future uses. Research and development expenses are included in operating expenses when incurred. Reimbursements received from the Company’s collaborator(s) for third-party research and development expenses incurred by the Company on their behalf are recorded as a contra-expense. Amounts due from collaborators for reimbursement of research and development expenses are recorded on the balance sheets as “Amounts due from collaboration partner.”

Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized. Such amounts are then recognized as an expense as the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided.

Stock-Based Compensation—The Company recognizes stock compensation expense for awards of equity instruments to employees and directors based on the grant-date fair value of those awards (with limited exceptions). The grant-date fair value of the award is recognized as compensation expense on a straight-line basis over the requisite service period. Equity instruments granted to consultants are periodically valued and recorded as stock compensation expense as the equity instrument vests.

Stock-based compensation expense is included in both research and development expenses and in general and administrative expenses in the statements of operations. Since the Company’s stock was not publicly traded prior to April 27, 2007, the expected volatility was calculated for each equity award granted based on the “peer method.” The Company identified companies that trade publicly within the pharmaceutical industry that have similar SIC codes, employee count and revenues. Prior to October 1, 2006, the Company had chosen the weekly high price volatility for these companies for a period of five years. Subsequent to October 1, 2006, the Company has used the weekly high price for these companies for a period of six years to coincide with the expected term.

Income Taxes—The Company accounts for income taxes under the asset and liability method. The Company provides deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax assets to the amount that is expected to be realized.

The Company uses a comprehensive model for how it recognizes, measures, presents, and discloses in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). Under this comprehensive model, the financial statements reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts.

Net Income (Loss) Per Common Share—Basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares and other dilutive securities outstanding during the period. Dilutive potential common shares resulting from the assumed exercise of outstanding stock options and warrants are determined based on the treasury stock method.

	Years Ended September 30,
	2011	2010	2009
	(In thousands, except per share amounts)
Numerator:
Net loss	$(91,185)	$(66,082)	$(55,593)

Denominator:
Weighted average common shares outstanding used in calculation of basic net loss per share	72,777	61,910	52,959
Effect of dilutive securities:
Common stock options	—	—	—
Common stock warrants	—	—	—

Weighted average common shares outstanding used in calculation of diluted net loss per share	72,777	61,910	52,959

Net loss per share: basic and diluted	$(1.25)	$(1.07)	$(1.05)

The following table summarizes the securities outstanding at the end of each period with the potential to become common stock that have been excluded from the computation of diluted net income (loss) per share, as their effect would have been anti-dilutive.

	Years Ended September 30,
	2011	2010	2009
	(In thousands)
Options to purchase common stock	4,928	5,593	5,097
Common stock warrants	—	254	254

Total	4,928	5,847	5,351

Segment Reporting—Operating segments are identified as components of an enterprise about which separate financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions regarding resource allocation and assessing performance. The Company has determined that it operates in one segment, which focuses on developing nucleoside/tide analog drugs for the treatment of viral infections.

Recently Adopted Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update 2011-05, “Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income,” (“ASU 2011-05”) which amends current comprehensive income guidance. This accounting update eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. Instead, the Company must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. In accordance with this ASU, the Company adopted this guidance on October 1, 2011. The adoption of ASU 2011-05 did not have an impact on the Company.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which amended ASC 820, “Fair Value Measurements and Disclosures.” This guidance addresses efforts to achieve convergence between U.S. GAAP and International Financial Reporting Standards (“IFRS”) requirements for measurement of and disclosures about fair value. The amendments are not expected to have a significant impact on companies applying U.S. GAAP. Key provisions of the amendment include: a prohibition on grouping financial instruments for purposes of determining fair value, except when an entity manages market and credit risks on the basis of the entity’s net exposure to the group; an extension of the prohibition against the use of a blockage factor to all fair value measurements (a prohibition which currently applies only to financial instruments with quoted prices in active markets); and a requirement that for recurring Level 3 fair value measurements, entities disclose quantitative information about unobservable inputs, a description of the valuation process used and qualitative details about the sensitivity of the measurements. In addition, for items not carried at fair value but for which fair value is disclosed, entities will be required to disclose the level within the fair value hierarchy that applies to the fair value measurement disclosed. This guidance is effective for the Company in its interim and annual reporting periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the Company.

3. ACCRUED EXPENSES

Accrued expenses consisted of the following:

	As of September 30,
	2011	2010
	(In thousands)
Accrued clinical trial expenses	$2,414	$1,771
Accrued compensation	2,664	1,801
Accrued legal fees	1,269	1,770
Other accrued expenses	1,120	521

	$7,467	$5,863

4. CONTRACT REVENUE AGREEMENTS

The following is a reconciliation between cash payments received and receivable under contract revenue agreements and contract revenues reported:

	Years Ended September 30,
	2011	2010	2009
	(In thousands)
Cash received/receivable	$—	$35	$11,509
Deferred	—	—	—
Amortization	897	985	1,784

Revenues	$897	$1,020	$13,293

The Company recorded revenues from the collaboration agreement with Roche comprising 100% of total revenues during the fiscal years ended September 30, 2011, 2010 and 2009. The $0.9 million and $1.0 million of revenues during the years ended September 30, 2011 and 2010, respectively, consist of amortization of up-front and subsequent collaborative and license payments received from Roche previously recorded as deferred revenue. The $13.3 million of revenues during the year ended September 30, 2009 include a $10.0 million milestone payment received from Roche for initiating a Phase 2b study of mericitabine and $1.5 million of research and development payments from Roche for activities related to supporting the development of mericitabine, for which we have no continuing performance obligations. The Company’s performance obligations relating to the $10.0 million milestone payment consisted of successfully completing a Phase 1 study of mericitabine, which led to the initiation of the Phase 2b study for mericitabine that triggered the $10.0 million milestone payment.

Roche—In October 2004, the Company entered into a collaboration and license agreement with Roche to develop PSI-6130 and PSI-6130 prodrugs (including mericitabine) for treating chronic HCV infection, and to discover chemically related nucleoside analog polymerase inhibitors pursuant to a research collaboration. The research collaboration ended in December 2006. The Company granted Roche worldwide rights, excluding Latin America and Korea, to PSI-6130 and its prodrugs (including mericitabine). Roche paid the Company an up-front payment of $8.0 million in 2004 and agreed to pay future research and development costs. The up-front payment has been recorded as deferred revenue and is being amortized over the estimated development period. The portion of the above payments recorded as deferred revenue on the Company’s balance sheets as of September 30, 2011 and 2010 was approximately $2.1 million and $3.0 million, respectively. Roche is also required to make certain future payments to the Company upon the achievement of predefined mericitabine development and marketing milestones in Roche’s territories. In addition, the Company will receive royalties paid as a percentage of total annual net product sales, if any, in Roche’s territories, and the Company will be entitled to receive one time performance payments should net sales from the product exceed specified thresholds.

The Company retained certain co-promotion rights in the United States. The Company will be required to pay Roche royalties on net product sales, if any, in the territories the Company has retained. Prior to the transfer of the IND for mericitabine to Roche, which occurred during December 2008, Roche funded and the Company was responsible for preclinical work, the IND submission, and the initial clinical trial, while Roche managed other preclinical studies and clinical development. Roche reimbursed the Company approximately $1 thousand, $42 thousand, and $0.9 million during the years ended September 30, 2011, 2010, and 2009, respectively, under this agreement. Roche will continue to fund all of the expenses of, and be responsible for, other preclinical studies and future clinical development of mericitabine in the territories licensed to Roche.

The Roche agreement will terminate once there are no longer any royalty or payment obligations. Additionally, Roche may terminate the agreement in whole or in part by providing six months’ written notice to the Company. Otherwise, either party may terminate the agreement in whole or in part in connection with a material breach of the agreement by the other party that is not timely cured. In the event of termination, Roche must assign or transfer to the Company all regulatory filings, trademarks, patents, and preclinical and clinical data related to this collaboration.

Under the current terms of the Roche collaboration agreement, if the Company and Roche succeed in obtaining all of the regulatory approvals specified in the agreement for mericitabine, as of September 30, 2011 the maximum future development and commercialization milestone payments payable to us is $105.0 million ($15.0 million for initiation of a Phase 3 study, $20.0 million for marketing submissions, $40.0 million for health authority approvals, and $30.0 million for achievement of sales milestones). We cannot assure you that we will receive any of these future payments.

5. DEBT

On September 30, 2007, the Company entered into a Loan Agreement that allowed the Company to borrow up to $30.0 million in $10.0 million increments (“Loan Agreement”). The Company borrowed the first and second $10.0 million increments by signing two Secured Promissory Notes (“Notes A and B”) on October 5, 2007 and March 28, 2008, respectively. Notes A and B bear interest at 12%. On December 12, 2008, the Company amended the Loan Agreement and borrowed $3.3 million by signing a Secured Promissory Note (“Note C”). Note C bears interest at 12.5%. Note A was repaid in full during fiscal 2011. Notes B and C are to be repaid over a 45-month period with the first 15 monthly payments representing interest only followed by 30 equal monthly payments of principal and interest. The principal monthly repayments on each of the two remaining notes begin and end as follows:

Note	Begin	End
Note B	August 1, 2009	January 1, 2012
Note C	May 1, 2010	October 1, 2012

Prepayment of the loans made pursuant to the Loan Agreement is subject to penalty and substantially all of the Company’s tangible and intangible assets (except for intellectual property) are collateral for the Loan Agreement. Future total principal repayments of the two remaining Notes amount to $2.5 million in fiscal 2012 and $0.1 million in fiscal 2013. There are no additional borrowings available under the Loan Agreement.

Under the Loan Agreement, the Company agreed that in the event its market capitalization is below $90.0 million for 15 consecutive days in which the principal market for its common stock is open for trading to the public, the Company will be required to repay 50% of the then outstanding principal balance of the loans. The Company further agreed that in the event its market capitalization is below $40.0 million for 15 consecutive days in which the principal market for its common stock is open for trading to the public, the Company will be required to repay all of the then outstanding principal balance of the loans.

In conjunction with entering into the Loan Agreement, the Company granted warrants to the lender to purchase shares of the Company’s common stock (See Note 7). Since these warrants were granted in conjunction with entering into the Loan Agreement and with the intention of executing promissory notes, the relative fair value of the warrant was recorded as equity and deferred interest as the warrants became exercisable and the deferred financing costs and debt discount are being amortized over the term of the promissory notes using the effective interest method. None of these warrants were outstanding as of September 30, 2011.

6. STOCK COMPENSATION

The Company’s 1998 Stock Plan (“1998 Plan”), as amended, was originally adopted by its board of directors during 1998 and subsequently amended in 2000, 2004 and 2006. A maximum of 7,034,030 shares of the Company’s common stock were authorized for issuance under the 1998 Plan. Upon the closing of the Company’s initial public offering, which occurred on May 2, 2007, the Company adopted the 2007 Equity Incentive Plan (“2007 Plan”). Upon the adoption of the 2007 Plan, no additional awards were issued under the 1998 Plan and the shares remaining for future grant under the 1998 Plan were transferred to the 2007 Plan. The purpose of the 2007 Plan is to provide an incentive to officers, directors, employees, independent contractors, and to other persons who provide significant services to the Company. On September 23, 2009, the Company’s stockholders approved amendments to the “2007 Plan” to remove a provision that allowed for repricing stock options without stockholder approval, added certain minimum vesting periods for nonperformance based grants, and increased the number of shares authorized under the 2007 Plan by 2,000,000 shares (the “Revised 2007 Plan”). On March 23, 2011, the Company’s stockholders approved additional amendments to the Revised 2007 Plan to implement fungible share counting, to clarify repricing provisions, and to increase the number of shares authorized under the Revised 2007 Plan by 4,000,000 shares. As of September 30, 2011, 4,411,648 shares of the Company’s common stock were reserved for future grants under the Revised 2007 Plan of stock options, stock appreciation rights, restricted stock, deferred stock, restricted stock units, performance shares, phantom stock, and similar types of stock awards as well as cash awards. Options granted under the Revised 2007 Plan may be either “incentive stock options,” as defined under Section 422 of the Internal Revenue Code or nonstatutory stock options. Options granted under the Revised 2007 Plan shall be at per share exercise prices equal to the fair value of the shares on the dates of grant. The Revised 2007 Plan will terminate in fiscal 2017 unless it is extended or terminated earlier pursuant to its terms.

Stock Options—The assumptions used and weighted-average information for employee and director grants for the years ended September 30, 2011, 2010 and 2009 are as follows:

	Years Ended September 30,
	2011	2010	2009
Risk free interest rate	1.69%	2.90%	3.19%
Expected dividend yield	0.0%	0.0%	0.0%
Expected lives (years)	6.01	6.00	5.98
Expected volatility	62.24%	64.25%	54.39%
Weighted-average fair value of options granted	$9.78	$6.60	$4.99

Generally, stock options granted under these plans have a contractual life of ten years and vest pro rata over a four year term. A summary of the Company’s stock option activity during the year ended September 30, 2011 is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding—September 30, 2010	5,592,578	$6.33
Granted	1,137,874	$17.72
Exercised	(1,657,977)	$6.12
Forfeited	(144,796)	$11.15

Outstanding—September 30, 2011	4,927,679	$8.89

Exercisable—September 30, 2011	3,078,813	$5.55

The range of exercise prices of stock options outstanding at September 30, 2011 was $1.50 to $78.01. The weighted average remaining contractual life of stock options outstanding at September 30, 2011 was 6.69 years. The total intrinsic value of options exercised during the year ended September 30, 2011 was $62.8 million. The Company recognized compensation expense of $7.5 million, $5.0 million and $3.6 million during the years ended September 30, 2011, 2010 and 2009, respectively related to stock options issued to non-employees and employees. As of September 30, 2011 and 2010, $11.6 million and $8.0 million, respectively, of deferred stock-based compensation expense related to employee stock options remained unamortized. The unamortized amount as of September 30, 2011 has a weighted-average period of approximately 1.43 years to be recognized.

Outstanding as of September 30, 2011				Exercisable as of September 30, 2011
Number of Options	Exercise Price	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
1,317,229	1.50–2.24	4.06	$1.76	1,317,229	$1.76
9,668	2.25–2.99	5.53	$2.81	9,668	$2.81
6,667	3.0–3.74	2.46	$3.38	6,667	$3.38
153,333	3.75–5.24	5.60	$4.47	153,333	$4.47
775,665	5.25–7.50	6.07	$6.83	690,390	$6.83
1,565,417	7.51–14.99	7.59	$10.16	846,900	$9.95
1,066,900	15.00–30.53	9.04	$16.37	54,626	$16.11
11,800	30.54–58.45	9.63	$51.64	—	$—
21,000	58.46–78.01	9.89	$68.87	—	$—

As of September 30, 2011, after considering estimated forfeitures there were 4,810,458 options outstanding that were either vested or expected to vest in the future, of which 3,078,813 options were currently exercisable, with weighted average exercise prices of $8.74 and $5.55 per share, aggregate intrinsic values of $354.2 million and $236.5 million and weighted average remaining contractual terms of 6.62 and 6.69 years, respectively.

Restricted Stock—Restricted stock has been issued to the Company’s non-employee directors and to a consultant. Restricted stock issued to non-employee directors prior to fiscal 2010 vested no later than one year from the date of issuance, as long as the director remained in continuous service to the Company as of the vest date. Restricted stock issued to non-employee directors subsequent to fiscal 2009 vests 50% on the first anniversary of the date of grant, 25% on the second anniversary, and 25% on the third anniversary, provided that the director is and has remained in continuous service to the Company as a director as of such anniversary. Restricted stock issued to a consultant vests equally on a quarterly basis over four years.

With regard to restricted stock granted to non-employee directors, the fair value of the restricted stock issued was determined using the closing price of the Company’s common stock as reported on the Global Market of The NASDAQ Stock Market LLC (“NASDAQ”) on the date of grant and is recognized as stock-based compensation expense as the shares vest over the vesting period. With regard to the restricted stock granted to the consultant, stock-based compensation expense equal to the fair value of the restricted shares that vest is recorded on a quarterly basis over the vesting period of four years. The fair value of each of the restricted shares that vest is equal to the fair value of a share of the Company’s common stock as of each vesting date.

A summary of the Company’s restricted stock activity during the year ended September 30, 2011 is as follows:

Number of Shares
Outstanding—September 30, 2010	133,333
Granted	20,000
Forfeited	(2,000)

Outstanding—September 30, 2011	151,333

During March 2011, the Company issued a total of 20,000 shares of restricted stock to its non-employee directors. As of September 30, 2011, holders were vested in 121,333 of the 151,333 restricted shares outstanding, leaving a total of 30,000 restricted shares unvested as of year end. The weighted average fair value of the shares granted in fiscal 2011 was $33.12 per share.

The Company recognized compensation expense of $0.3 million during each of the years ended September 30, 2011 and 2010 related to restricted stock issued to its non-employee directors (and to the consultant for 2010 only). Unrecognized compensation expense for the restricted shares granted to the non-employee directors was $0.6 million and $0.3 million at September 30, 2011 and 2010, respectively. This amount will be recognized over the remaining vesting period of the restricted shares.

Valuation of Privately-Held Company Stock Options Issued as Compensation—During the years ended September 30, 2010, 2009, and 2008, and during the period April 12, 2007 through September 30, 2007, the Company granted stock options to employees and directors at exercise and purchase prices deemed by the board of directors to be equal to the fair value of the common stock at the time of grant. Prior to January 1, 2006, the fair value of the common stock at the time of grant was determined by the board of directors at each stock option measurement date based on a variety of factors, including the Company’s financial position and historical financial performance, the status of developments within the Company, the composition and ability of the current research and development and management team, an evaluation and benchmark of the Company’s competitors, the current climate in the marketplace, the illiquid nature of the common stock, arm’s length sales of the Company’s capital stock (including redeemable convertible preferred stock), the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others. In preparation for the Company’s planned initial public offering, a retrospective analysis of the fair value of the common stock at option grant dates during 2005 using the methodology prescribed by the guidelines of the American Institute of Certified Public Accountants (“AICPA”) titled “ Valuation of Privately-Held Company Equity Securities Issued as Compensation “ was performed by management. The methodology developed at that time was subsequently applied by management to the valuation of all employee stock options granted since January 1, 2005 through April 11, 2007, the date on which the last options were granted prior to April 27, 2007 when the Company’s stock began trading on NASDAQ. The Company did not rely on an independent appraiser for stock option valuations because the Company used a methodology developed in accordance with AICPA guidelines and relied on the experience of management and members of its board of directors. Factors taken into consideration by this methodology included the judgment of management as to the probability of executing a successful initial public offering; the liquidation preferences of the Company’s preferred stock; the net balance of the Company’s cash, cash equivalents and short term investments; and the present value of the Company’s product candidates as estimated, when available, from the market value of publicly traded companies developing comparable product candidates, and when this was not available, by a discounted cash flow (“DCF”) analysis based on cost and revenue estimates provided by third party clinical research organizations, marketing consultants and management and using discount rates provided by an independent appraiser.

The application of the Company’s methodology for determining the fair value of the Company’s common stock at each issuance date from January 1, 2006 through April 11, 2007 is discussed below:

Between May 24, 2006 and July 10, 2006, the Company granted 894,800 options to employees and members of the Company’s board of directors. The Company’s technology value as a private company was based on clevudine, the Company’s former product candidate for the treatment of hepatitis B virus, alone due to the early stage of development of mericitabine and Racivir. A DCF analysis of clevudine was used due to the absence of a comparable program with an identifiable public market value. The value of the Company’s common stock to a private investor was then calculated by adding this private technology value to the Company’s net cash balance and subtracting the liquidation preference payments that would be made to the holders of the Company’s preferred stock out of the proceeds of a private sale of the Company prior to any participation in the proceeds by holders of the

Company’s common stock. This process resulted in an estimate of the value of the Company’s common stock as a private company of $1.94 per share, which the Company’s board of directors deemed to be the appropriate fair value at which to set the exercise price of the options issued at that time. The theoretical value of the Company’s common stock had it been publicly traded at that time was calculated based on published academic research, the Company’s private technology value, and the Company’s net cash balance, then applying a premium to account for the value of the liquidity of a publicly traded stock. No subtraction was made for liquidity preferences, since all the preferred stock was convertible to common stock upon an IPO. This process resulted in an estimate of the theoretical public price of the Company’s common stock, based on clevudine alone, of $4.15 per share. The fair value of the Company’s common stock used for financial reporting purposes was a weighted average of the private and public values, with the weights equal to the probability of executing a successful initial public offering versus a private sale of the Company, as estimated by management with the advice of investment bankers based on the recent experience of other biotechnology companies, market conditions and stockholder support for an initial public offering at that time. During this period, the probability of an IPO was considered to be 50%, resulting in a fair value of the Company’s common stock for financial reporting purposes of $3.05 per share.

On November 7, 2006, the Company granted 634,134 options to employees and members of the Company’s board of directors. The methodology used to determine the fair value of the Company’s common stock at that time was the same as that described above, so only variations in its application are discussed below. The estimated value of the Company’s common stock as a private company increased to $2.01 per share, based on the increase in the value of clevudine as it moved closer to market and the announcement of additional favorable clinical data that supported an increase in the revenue projection contained in the Company’s DCF analysis. This increase in clevudine’s value was partly offset by a reduction in the Company’s net cash balance. The theoretical public price of the Company’s common stock, based on clevudine alone, was estimated to be $4.38 at that time and the probability of an IPO was considered to be 50%, resulting in a weighted average fair value for financial reporting purposes of $3.19 per share.

From January 1, 2007 through April 11, 2007, the Company granted 295,000 options to employees and to a member of the Company’s board of directors. The methodology used to determine the fair values of the Company’s common stock during this time was the same as that described above, so only variations in its application are discussed below. The estimated value of the Company’s common stock as a private company increased to amounts ranging from $2.01 to $2.82 per share, based on the increase in the value of the mericitabine program as it advanced through Phase 1 clinical trials based on the valuation of a publicly traded company with an HCV program at a similar stage of development. The theoretical public price of the Company’s common stock, based on clevudine and mericitabine, ranged from $4.42 to $5.64 during this time and the probability of an IPO was considered to be 90%, resulting in weighted average fair values for financial reporting purposes ranging from $3.27 to $5.36 per share.

During the year ended September 30, 2006, the Company granted 22,666 options to non-employees. The fair value of these awards on the initial grant date of $30,406 was estimated using the Black-Scholes option-pricing methodology.

7. STOCKHOLDERS’ EQUITY AND WARRANTS

Common Stock—As of September 30, 2011, the Company had 100,000,000 shares of common stock authorized with a par value of $0.001 and the Company had reserved 4,927,679 shares of common stock for issuance upon the exercise of outstanding common stock options. Also, 4,411,648 shares of the Company’s common stock were reserved for future grants of stock options (or other similar equity instruments) under the Company’s Revised 2007 Plan as of September 30, 2011.

On January 26, 2011, the Company completed an underwritten public offering of 5,590,000 shares of the Company’s common stock, which includes the underwriter’s exercise in full of its over-allotment option of 990,000 shares and excludes 2,000,000 shares that were sold by selling stockholders, for a price to the public of $23.17 per share. The underwriter purchased the shares from the Company at a price of $22.13, pursuant to an underwriting agreement. The Company’s net proceeds from the sale of the shares, after deducting the underwriter’s discount and offering expenses, were $123.4 million.

On May 19, 2010, the Company completed an underwritten public offering of 7,360,000 shares of the Company’s common stock (which included the underwriter’s exercise in full of its over-allotment option) for a price to the public of $14.50 per share. The underwriter purchased the shares from the Company at a price of $13.78 per share, pursuant to the underwriting agreement. The net proceeds from the sale of the shares, after deducting the underwriter’s discount and offering expenses, were $101.2 million.

On February 2, 2010, the Company completed an underwritten public offering of 3,660,800 shares of the Company’s common stock (which included the underwriter’s exercise in full of its over-allotment option) for a price to the public of $9.38 per share. The underwriter purchased the shares from the Company at a price of $9.00 per share, pursuant to the underwriting agreement. The net proceeds from the sale of the shares, after deducting the underwriter’s discount and offering expenses, were $32.7 million.

On February 5, 2009, the Company completed a registered direct public offering of 9,356,000 shares of its common stock to a select group of institutional investors at a price of $4.87 per share, resulting in $43.4 million in net proceeds after deducting the placement agent fee and offering costs.

Warrants—In conjunction with entering into a Loan Agreement and with executing three secured promissory notes (See Note 5), the Company granted warrants to the lender to purchase 254,496 shares of the Company’s Common Stock. During the fiscal year ended September 30, 2011, the lender elected to exercise all of the 254,496 warrants using the net issuance method, which resulted in the issuance of 202,264 shares of common stock by the Company.

8. INCOME TAXES

The provision (benefit) for income taxes was ($1.0 million), $0.0 and $0.0 during the years ended September 30, 2011, 2010 and 2009, respectively. The Company’s effective tax rate was (1.1%), 0.0% and 0.0% during the years ended September 30, 2011, 2010 and 2009, respectively. The benefit for income taxes recorded and the effective tax rate for 2011 solely reflect the reversal of a valuation allowance previously recorded against the Company’s New Jersey State net operating losses (“NOL”) that resulted from the Company’s sale of $12.3 million of its New Jersey State NOLs under the State of New Jersey’s Technology Business Tax Certificate Transfer Program for cash of $973 thousand, net of commissions. The program allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of NOLs and defined research and development tax credits for cash.

The reconciliation between the federal statutory rate of 34.0% and the Company’s effective tax rate is as follows:

	Years Ended September 30,
	2011	2010	2009
Federal tax	(34.0)%	(34.0)%	(34.0)%
State tax	(4.2)%	(4.0)%	(3.9)%
Sale of NJ State NOLs	(1.1)%	—	—
Change in valuation allowance	46.5%	36.5%	36.3%
Stock compensation	(8.3)%	1.5%	1.6%

	(1.1)%	0.0%	0.0%

The Company was originally organized in 1998 as a Barbados limited company, Pharmasset, Ltd., under Section 10 of the International Business Companies Act of Barbados. The Company was subject to United States withholding tax of 5% under the United States-Barbados tax treaty for United States sourced royalties paid to a Barbados company.

Pharmasset Ltd. owned a Georgia subsidiary which conducted research and development in the United States under a contract research and development agreement with the Company. Prior to June 8, 2004, only the Georgia subsidiary was subject to United States income taxes. The Company became domesticated as a corporation under the laws of the State of Delaware on June 8, 2004 as Pharmasset, Inc., on a tax-free basis with a carryover of the tax basis of its assets, and Pharmasset, Ltd. was dissolved on June 21, 2004. A portion of the expenses incurred by Pharmasset, Ltd. prior to the domestication have been capitalized for tax purposes and are to be amortized to offset future taxable income, if any, in the United States and a portion of these losses cannot be utilized in the United States. On July 23, 2004, the Georgia subsidiary was merged into the Company.

Deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. The components of the deferred taxes consist of the following:

	As of September 30,
	2011	2010
Deferred tax assets:
Capitalized research and development	$309	$565
Net operating loss carryforwards	121,173	78,159
Payments received in collaborations	782	1,124
Licensing agreements	125	139
Stock compensation	2,147	723
Accrued liabilities	444	131
Research and development tax credits	233	138
Deferred rent	35	45
Depreciation	351	319

Gross deferred tax assets	$125,599	$81,343
Valuation allowance	(125,599)	(81,343)

Net deferred tax asset	$—	$—

As of September 30, 2011, the Company’s unrecognized tax benefits of $0.1 million have not significantly changed since October 1, 2007. Since the unrecognized tax benefit has not been utilized on the Company’s tax returns, there is no liability recorded on the balance sheets. The Company does not expect any significant changes to the unrecognized tax benefits within 12 months of the reporting date. In addition, the Company does not have any interest or penalties accrued related to tax positions. In the event the Company determines that accrual of interest or penalties are necessary in the future, the amount will be presented as a component of income taxes.

The IRS could challenge tax positions taken by the Company for the periods for which there are open tax years. The Company is open to challenge for the periods of 2004-2010 from federal and state jurisdictions.

As of September 30, 2011, the Company has United States federal net operating loss carryforwards of approximately $360.6 million available to offset future taxable income, if any. Of the federal net operating losses, $72.0 million was generated from windfall tax benefit stock option deductions. The tax benefit of this portion of the net operating loss will be accounted for directly to equity as additional paid in capital as the stock option related losses are utilized. As of September 30, 2011, the Company also had research and development tax credits of approximately $0.2 million available to offset future tax liabilities. The NOL carryovers and the research and development tax credits expire over a period of 2020 to 2031. The Barbados net operating losses effectively do not carry over as the Company does not anticipate conducting future business in that country. The Company established a full valuation allowance on its net deferred tax assets as it is more likely than not that such tax benefits will not be realized.

Under Section 382 of the Internal Revenue Code (the “Code”), utilization of the NOL and research and development tax credit carryforwards may be subject to a limitation if a change in ownership of the Company, as defined in the Code, occurred previously or that could occur in the future. The Company completed a Section 382 analysis regarding limitation of its NOL and research and development credit carryforwards that covered the period three years prior to its IPO on May 2, 2007 through a public offering of its common stock on February 5, 2009, and concluded that a change in control occurred at the Company during the quarter ended September 30, 2008. This change in control limits the future use of the Company’s NOL and research and development credit carryforwards from fiscal 2008 and prior years. However, based upon the Company’s financial projections, it does not believe that this limitation will result in the expiration of any of these NOL and research and development credit carryforwards before they are able to be utilized.

The Company has also completed a Section 382 analysis regarding limitation of its NOL and research and development credit carryforwards that covered the period from October 1, 2008 through September 30, 2011, and concluded that a change in control did not occur during this three year period. Any future changes in ownership could impact the use of the Company’s NOL and research and development credit carryforwards generated in the affected years. Any limitation may result in expiration of a portion of the NOL or research and development credit carryforwards before utilization, which would reduce the Company’s gross deferred tax assets.

9. COMMITMENTS AND CONTINGENCIES

The Company has an operating lease for office and laboratory space located in Princeton, New Jersey through May 22, 2015. The Company also has an operating lease for office space located in Durham, North Carolina through December 31, 2015.

As of September 30, 2011, minimum future payments under non-cancellable operating leases are as follows:

September 30, 2011
(In thousands)
Fiscal 2012	918
Fiscal 2013	920
Fiscal 2014	922
Fiscal 2015	625
Fiscal 2016	22

Total minimum payments required	$3,407

Rent expense under operating leases was $0.9 million, $0.8 million, and $0.8 million during the years ended September 30, 2011, 2010 and 2009, respectively.

On July 28, 2009, Emory University and University of Georgia Research Foundation, Inc. (“Claimants”) filed a Demand for Arbitration and Relief (the “Demand”) with the American Arbitration Association in Atlanta, Georgia (the “Emory Arbitration”), claiming certain payments and seeking specific performance under the Company’s January 8, 2004 license agreement with Claimants (the “Emory License”).

The Demand alleged that payments Pharmasset had received under the Roche collaboration agreement were subject to the Emory License and that Pharmasset had not paid fees to Claimants based on such payments. In addition, the Demand alleged that Pharmasset had not complied with certain terms and conditions of the Emory License and that other Pharmasset product candidates were, or will be, covered by the Emory License. The Demand requested, among other things, specific performance of the Emory License, including the payment of license fees related to past payments received by Pharmasset. The Company’s response to the Demand was filed on August 14, 2009.

On December 6, 2010 a final arbitration award (the “Award”) was issued by a panel of AAA arbitrators. According to the Award, none of the payments the Company received under the Roche collaboration agreement were subject to the Emory License and, therefore, no license fees were owed to Emory based upon such payments. Furthermore, according to the Award, none of the other Company product candidates that were subject to the Demand are covered by the Emory License.

10. EMPLOYEE SAVINGS PLAN

The Company maintains a contributory employee savings plan (“401(k) Plan”) for its employees which provides for, among other things, a discretionary employer match of 50 cents on every dollar contributed by each employee under the plan up to a maximum annual amount of 6% of such employee’s salary up to a maximum annual match of $3,500 per employee, such discretionary match being made automatically unless action is taken by the compensation committee to cancel the match for a given year. Expense under the 401(k) Plan was $0.2 million during each of the three years ended September 30, 2011, 2010 and 2009.

11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables present unaudited quarterly financial data for the Company. The Company’s quarterly results of operations for these periods are not necessarily indicative of future results of operations.

	Three Months Ended
	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011
	(in thousands, except per share data)
Revenues:	$247	$247	$246	$157
Net loss	$(23,503)	$(19,857)	$(22,605)	$(25,220)
Net loss per common share: Basic and Diluted	$(0.34)	$(0.27)	$(0.30)	$(0.33)

	Three Months Ended
	Dec. 31, 2009	March 31, 2010	June 30, 2010	Sept. 30, 2010
	(in thousands, except per share data)
Revenues:	$269	$251	$249	$251
Net loss	$(13,869)	$(16,061)	$(16,020)	$(20,132)
Net loss per common share: Basic and Diluted	$(0.25)	$(0.27)	$(0.25)	$(0.30)

Basic and diluted net loss per common share are identical since common equivalent shares are excluded from the calculation as their effect is antidilutive. Basic and diluted net loss per common share amounts included in the above tables are computed independently for each of the quarters presented. Accordingly, the sum of the quarterly basic and diluted net loss per common share amounts may not agree to the total for the year.